EXHIBIT 5
JONES DAY
NORTH POINT  •  901 LAKESIDE AVENUE  •  CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939  •  FACSIMILE: (216) 579-0212
June 20, 2007
Olympic Steel, Inc.
5096 Richmond Road
Bedford Heights, Ohio 44146
     Re:  Registration Statement on Form S-8 Filed by Olympic Steel, Inc.
Ladies and Gentlemen:
     We have acted as counsel for Olympic Steel, Inc., an Ohio corporation (the “Company”), in connection with the Olympic Steel, Inc. 2007 Omnibus Incentive Plan (the “Plan”). In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The 500,000 shares of the Company’s Common Stock, without par value (the “Common Stock”), that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable.
     2. When issued in accordance with the terms of the Rights Agreement, dated as of January 31, 2000, between the Company and National City Bank, as rights agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.
     The opinions expressed herein are limited to the laws of the State of Ohio, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Common Stock pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such shares of Common Stock are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     In rendering the opinions above, we have assumed that each award under the Plan will be approved by the Directors of the Company or an authorized committee of the Directors of the Company.
     The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Directors of the Company have acted and

Olympic Steel, Inc.
June 20, 2007

will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     In rendering the opinion set forth in paragraph 2 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Stock to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ JONES DAY